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                                                 Exhibit 23(i)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Armco Inc. on Form S-8 of (1) our reports dated February 3, 1995 on the consolidated financial statements and financial statement schedule of Armco Inc. and subsidiaries and (2) our report dated March 15, 1995 on the financial statements and financial statement schedules of Armco Financial Services Group - Companies to be Sold, appearing in or incorporated by reference in the Annual Report on Form 10-K of Armco Inc. for the year ended December 31, 1994.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP


Pittsburgh, Pennsylvania
March 11, 1996